Exhibit 99.1

Cabot Oil & Gas Corporation	NEWS RELEASE

840 Gessner Rd., Houston, Texas 77024-4152
P. O. Box 4544, Houston, Texas 77210-4544
(281) 589-4600

FOR MORE INFORMATION CONTACT
July 24, 2013	Matt Kerin (281) 589-4642

Cabot Oil & Gas Corporation Announces Second Quarter 2013 Results

Equivalent Production Increases 52 Percent Year-Over-Year

HOUSTON, Jul. 24, 2013 /PRNewswire/ — Cabot Oil & Gas Corporation (NYSE: COG) today reported its financial results for the second quarter of 2013. Highlights for the quarter include:

•                  Production of 95.2 billion cubic feet equivalent (Bcfe), an increase of 52 percent over last year’s comparable quarter.

•                  Cash flow from operations of $277.3 million and discretionary cash flow of $297.1 million.

•                  Net income of $89.1 million, or $0.42 per share.

•                  Net income excluding selected items of $95.0 million, or $0.45 per share.

•                  Total  unit costs were $3.10 per thousand cubic feet equivalent (Mcfe), a 28 percent decline over last year’s comparable quarter.

“During the second quarter, Cabot continued to deliver strong financial performance as evidenced by increases in net income and discretionary cash flow of 148 percent and 109 percent, respectively, over last year’s comparable quarter,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “Our success for the quarter was primarily attributable to the Company’s Marcellus Shale drilling program, where operating efficiencies continue to reduce our already low cost structure.  Our ability to fund the Company’s peer-leading production growth within cash flow, as we did in the second quarter, differentiates Cabot.”

Second Quarter 2013

Production in the second quarter of 2013 was 95.2 Bcfe, consisting of 90.7 billion cubic feet (Bcf) of natural gas and 763,000 barrels of liquids. These figures represent a 52 percent increase in equivalent production compared to the second quarter of 2012 and an increase of 7 percent sequentially over the first quarter of 2013. “Marcellus production during the second quarter outperformed our expectations, due in large part to strong well performance and the coordinated effort between our team and our infrastructure partner to manage line pressure across the field,” stated Dinges.

Cash flow from operations in the second quarter of 2013 was $277.3 million, compared to $159.4 million in the second quarter of 2012. Discretionary cash flow in the second quarter of 2013 was $297.1 million, compared to $142.1 million in the second quarter of 2012. Higher equivalent production and realized natural gas prices drove the quarter’s overall improvement, partially offset by lower realized oil prices and increased operating expenses associated with higher production.

Net income in the second quarter of 2013 was $89.1 million, or $0.42 per share, compared to $35.9 million, or $0.17 per share, in the second quarter of 2012. Excluding the effect of selected items (detailed in the table below), net income was $95.0 million, or $0.45 per share, in the second quarter of 2013, compared to $10.2 million, or $0.05 per share, in the second quarter of 2012.

Natural gas price realizations, including the effect of hedges, were $4.06 per thousand cubic feet (Mcf) in the second quarter of 2013, up 20 percent compared to the second quarter of 2012.  “Although certain basis locations in the Marcellus play experienced some pricing weakness during the second quarter, the net effect on Cabot’s realized price was negligible,” commented Dinges.  “Looking ahead, we believe gas price differentials will remain soft for the short term throughout the entire Marcellus area.  However, new takeaway projects slated for this fall should bring differentials closer to their historical averages.   We anticipate that this weakness will have a minimal effect on our realized prices in the third quarter for reasons we discuss in detail on our website.”  Oil price realizations, including the effect of hedges, were $101.39 per barrel (Bbl), down 1 percent compared to the second quarter of 2012.

Total unit costs (including financing) decreased to $3.10 per Mcfe in the second quarter of 2013, down 28 percent from $4.29 per Mcfe in the second quarter of 2012. All operating expense categories decreased on a per unit basis relative to last year’s comparable quarter except for transportation and gathering expense, which increased 4 percent from $0.53 per Mcfe in the second quarter of 2012 to $0.55 per Mcfe in the second quarter of 2013, primarily as a result of increased natural gas production volumes in the Marcellus Shale.

Year-to-Date 2013

Production during the six-month period ended June 30, 2013 was 184.5 Bcfe, consisting of 175.8 Bcf of natural gas and 1.5 million barrels of liquids. These figures represent increases of 51 percent, 52 percent, and 29 percent, respectively, compared to the six-month period ended June 30, 2012.

For the six-month period ended June 30, 2013, cash flow from operations was $490.0 million, compared to $291.1 million for the six-month period ended June 30, 2012. Discretionary cash flow was $531.5 million for the six-month period ended June 30, 2013, compared to $280.7 million for the six-month period ended June 30, 2012. Higher equivalent production and, to a lesser extent, higher realized natural gas and oil prices drove the period’s overall improvement, partially offset by increased operating expenses associated with higher production.

For the six-month period ended June 30, 2013, net income was $131.9 million, or $0.63 per share, compared to $54.3 million, or $0.26 per share, for the six-month period ended June 30, 2012.  Excluding the effect of selected items (detailed in the table below), net income was $149.1 million, or $0.71 per share, compared to $38.7 million, or $0.19 per share, for the six-month period ended June 30, 2012.

Financial Position and Liquidity

At June 30, 2013, the Company’s total debt was $1.1 billion, of which $380 million is outstanding under the Company’s credit facility. Total lender commitments under the Company’s credit facility remained at $900 million, resulting in $519 million of available credit under its facility at June 30, 2013.

As of June 30, 2013, the Company’s net debt to adjusted capitalization ratio was 32.4 percent, compared to 33.2 percent at December 31, 2012 (detailed in the table below).

Conference Call

Listen in live to Cabot Oil & Gas Corporation’s second quarter financial and operating results discussion with financial analysts on Thursday, July 25, 2013, at 9:30 a.m. EST (8:30 a.m. CST) at www.cabotog.com. To aid in the discussion on the conference call, the Company has posted a presentation entitled “Marcellus Marketing Supplementary Materials”, which provides an overview of the Company’s marketing strategy in the Marcellus Shale as well as commentary on infrastructure and pricing.  This can be found in the Presentations section of the website under the Investor Info tab. Additionally, the latest financial guidance, including the Company’s hedge positions, along with a replay of the webcast, which will be archived for one year, are available in the Investor Info section of the Company’s website at www.cabotog.com.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer, with its entire resource base located in the continental United States. For additional information, visit the Company’s homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

FOR MORE INFORMATION CONTACT

Matt Kerin (281) 589-4642

CABOT OIL & GAS RESULTS

OPERATING DATA

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
PRODUCED NATURAL GAS (Bcf) & LIQUIDS (MBbl)
Natural Gas
Appalachia	85.4	52.4	165.2	102.0
Other	5.3	6.8	10.6	13.7
Total	90.7	59.2	175.8	115.7

Crude/Condensate/NGL	763	593	1,454	1,131

Equivalent Production (Bcfe)	95.2	62.8	184.5	122.4

PRICES (1)
Average Produced Gas Sales Price ($/Mcf)
Appalachia	$4.09	$3.52	$3.81	$3.64
Other	$3.63	$2.34	$3.05	$2.58
Total	$4.06	$3.39	$3.77	$3.52

Average Crude/Condensate Price ($/Bbl)	$101.39	$102.61	$102.65	$99.76

WELLS DRILLED
Gross	51	35	83	66
Net	43.8	28	69.7	51
Gross success rate	96%	97%	96%	99%

(1)  These realized prices include the realized impact of derivative instrument settlements.

	Quarter Ended June 30,		Six Months Ended June 30,

	2013	2012	2013	2012
Realized Impacts to Gas Pricing	$—	$1.18	$0.07	$1.10
Realized Impacts to Oil Pricing	$3.02	$5.55	$3.12	$1.66

CABOT OIL & GAS RESULTS

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating Revenues
Natural gas	$368,391	$201,051	$662,184	$407,833
Crude oil and condensate	70,226	57,466	135,881	107,447
Brokered natural gas	8,244	5,149	19,137	18,593
Other	2,819	1,991	5,763	3,920
	449,680	265,657	822,965	537,793
Operating Expenses
Direct operations	36,978	29,306	68,475	56,626
Transportation and gathering	52,648	33,139	98,869	63,397
Brokered natural gas	6,704	4,250	15,093	16,122
Taxes other than income	11,364	10,854	23,051	29,437
Exploration	4,529	16,244	8,553	20,245
Depreciation, depletion and amortization	151,389	114,616	300,042	224,973
General and administrative (excluding stock-based compensation)	11,565	35,475	28,600	56,369
Stock-based compensation (1)	10,043	11,397	28,712	13,052
	285,220	255,281	571,395	480,221
Gain (loss) on sale of assets	276	67,703	180	67,168
Income from Operations	164,736	78,079	251,750	124,740
Interest expense and other	16,701	18,495	32,956	35,412
Income before income taxes	148,035	59,584	218,794	89,328
Income tax expense	58,921	23,647	86,856	35,073
Net Income	$89,114	$35,937	$131,938	$54,255
Earnings per share - Basic	$0.42	$0.17	$0.63	$0.26
Weighted average common shares outstanding	210,349	209,512	210,250	209,320

(1) Includes the impact of the Company’s performance share awards, restricted stock, stock appreciation rights and expense associated with the Supplemental Employee Incentive Plan. The increase in expense for the first six months of 2013 compared to the first six months of 2012 is due to the Company’s higher stock price and the resulting mark-to-market for liability awards.

CABOT OIL & GAS RESULTS

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	June 30,	December 31,
	2013	2012
Assets
Current assets	$403,193	$270,310
Properties and equipment, net	4,558,207	4,310,977
Other assets	56,536	35,026
Total assets	$5,017,936	$4,616,313

Liabilities and Stockholders’ Equity
Current liabilities	$494,391	$444,139
Long-term debt, excluding current maturities	1,067,000	1,012,000
Deferred income taxes	1,015,493	882,672
Other liabilities	154,811	146,055
Stockholders’ equity	2,286,241	2,131,447
Total liabilities and stockholders’ equity	$5,017,936	$4,616,313

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Cash Flows From Operating Activities
Net income	$89,114	$35,937	$131,938	$54,255
Deferred income tax expense	46,088	17,349	69,662	27,073
(Gain) / loss on sale of assets	(276)	(67,703)	(180)	(67,168)
Exploration expense	140	10,876	806	10,925
Unrealized (gain) / loss on derivatives	—	342	—	300
Income charges not requiring cash	162,034	145,343	329,239	255,294
Changes in assets and liabilities	(19,818)	17,218	(41,498)	10,463
Net cash provided by operations	277,282	159,362	489,967	291,142

Cash Flows From Investing Activities
Capital expenditures	(263,887)	(222,780)	(524,056)	(411,327)
Proceeds from sale of assets	420	131,435	906	132,715
Investment in equity method investment	(3,000)	(2,088)	(4,250)	(2,088)
Net cash used in investing	(266,467)	(93,433)	(527,400)	(280,700)

Cash Flows From Financing Activities
Net increase (decrease) in debt	15,000	(40,000)	55,000	22,000
Stock-based compensation tax benefit	5,210	—	7,348	—
Dividends paid	(4,206)	(4,191)	(8,407)	(8,368)
Capitalized debt issuance cost	—	(5,005)	—	(5,005)
Other	1	(420)	33	(339)
Net cash provided by (used in) financing	16,005	(49,616)	53,974	8,288

Net increase (decrease) in cash and cash equivalents	$26,820	$16,313	$16,541	$18,730

CABOT OIL & GAS RESULTS

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
As reported - net income	$89,114	$35,937	$131,938	$54,255
Reversal of selected items, net of tax:
(Gain) / loss on sale of assets	(166)	(41,434)	(109)	(41,107)
Stock-based compensation expense	6,046	6,975	17,314	7,988
Pension expense(1)	—	8,470	—	12,294
Unrealized (gain) / loss on derivatives	—	210	—	184
Pennsylvania impact fee (2)	—	—	—	5,067
Net income excluding selected items	$94,994	$10,158	$149,143	$38,681
As reported - earnings per share	$0.42	$0.17	$0.63	$0.26
Per share impact of reversing selected items	0.03	(0.12)	0.08	(0.07)
Earnings per share including reversal of selected items	$0.45	$0.05	$0.71	$0.19
Weighted average common shares outstanding	210,349	209,512	210,250	209,320

(1)             On July 28, 2010, the Company notified its employees of its plan to terminate its qualified pension plan, effective September 30, 2010. These amounts represent pension expenses related to the plan termination, including settlement costs and expenses related to the acceleration of amortization of prior service costs and actuarial losses over the period. Final distribution of the qualified pension plan occurred as of the end of the second quarter 2012. Pension expense is included in General and administrative expense in the Condensed Consolidated Statement of Operations.

(2)             In February 2012, the Pennsylvania state legislature authorized the assessment of an impact fee on Marcellus Shale production. This amount represents the initial year accrual related to our 2011 and prior wells. Expenses associated with the impact fee are included in Taxes other than income in the Condensed Consolidated Statement of Operations.

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Discretionary Cash Flow
As reported - net income	$89,114	$35,937	$131,938	$54,255
Plus / (less):
Deferred income tax expense	46,088	17,349	69,662	27,073
(Gain) / loss on sale of assets	(276)	(67,703)	(180)	(67,168)
Exploration expense	140	10,876	806	10,925
Unrealized (gain) / loss on derivatives	—	342	—	300
Income charges not requiring cash	162,034	145,343	329,239	255,294
Discretionary Cash Flow	297,100	142,144	531,465	280,679
Changes in assets and liabilities	(19,818)	17,218	(41,498)	10,463
Net cash provided by operations	$277,282	$159,362	$489,967	$291,142

Net Debt Reconciliation

(In thousands)

	June 30,	December 31,
	2013	2012

Current portion of long-term debt	$75,000	$75,000
Long-term debt	$1,067,000	$1,012,000
Total debt	$1,142,000	$1,087,000
Stockholders’ equity	2,286,241	2,131,447
Total Capitalization	$3,428,241	$3,218,447

Total debt	$1,142,000	$1,087,000
Less: Cash and cash equivalents	(47,277)	(30,736)
Net Debt	$1,094,723	$1,056,264

Net debt	$1,094,723	$1,056,264
Stockholders’ equity	2,286,241	2,131,447
Total Adjusted Capitalization	$3,380,964	$3,187,711

Total debt to total capitalization ratio	33.3%	33.8%
Less: Impact of cash and cash equivalents	0.9%	0.6%
Net Debt to Adjusted Capitalization Ratio	32.4%	33.2%